EXHIBIT 99.1

Onfolio Holdings Inc. Acquires RevenueZen Business

January 4, 2024

WILMINGTON, Del., January 4, 2024 (GLOBE NEWSWIRE) -- Onfolio Holdings Inc. (Nasdaq: ONFO, ONFOW) (the "Company" or "Onfolio"), a holding company that acquires and manages a diversified portfolio of online businesses across a broad range of verticals, today announced that it has closed on an asset purchase agreement (the "Agreement") with RevenueZen LLC, an Oregon limited liability company ("RevenueZen"), whereby the Company’s subsidiary RevenueZen LLC, a Delaware limited liability company ("RevenueZen Delaware"), acquired substantially all of RevenueZen’s business assets for a total purchase price of $1,105,000, consisting of $240,000 in cash at closing, $425,000 in Onfolio Series A Preferred Shares, and a $440,000 11% secured promissory note due December 31, 2025. In addition, five RevenueZen founders received a total of a 12% roll-over equity interest RevenueZen Delaware, and they will serve in leadership roles with RevenueZen Delaware team. Also, certain of the founders received a total of 270,000 non-qualified stock options to purchase Onfolio common shares at $0.51 per share.

RevenuZen was launched in 2017 and began as a B2B marketing agency. RevenuZen offers B2B marketing services such as search-engine optimization, Linkedin marketing and content marketing. RevenueZen enjoys a strong reputation in its field, as demonstrated by its own high search engine rankings where it ranks first in Google for terms such as “B2B SEO services”.

In 2023, RevenueZen had around $1.4m in revenue and $227,000 in unaudited adjusted ebitda. In addition, Revenuezen currently outsources some of its work to competitors of some Onfolio portfolio companies. By switching this spend to our own companies, we believe Revenuezen will bring an additional $150k/year to our bottom line along with the $227k above.

"We are excited to have completed our acquisition of RevenueZen and look forward to capitalizing on the attractive growth opportunities ahead," said Dominic Wells, CEO of Onfolio. "Alex Boyd and the RevenueZen team have built an excellent business primed for both organic growth and growth by further acquisitions. Acquiring not just an excellent business, but a proven team highly motivated to stay involved is a key part of the success we expect to see with this venture.”

Alex Boyd, founder of RevenueZen said the following: "RevenueZen is perfectly positioned to continue helping B2B companies generate pipeline through smart content marketing in 2024, building on our 7-year track record of 300+ SaaS and professional services organizations already benefitting from our expertise. Marketing leaders are getting smarter every day about growing organically using SEO, and using executive thought leadership to communicate with their customers. We believe that the recent generative AI boom is a distraction to B2B marketers, who don't need to produce more content — they need to stand out with a bold message. That's where RevenueZen shines, and that's the drum we will continue to hit among the CEOs and CMOs of the SaaS and professional services companies that we serve."

A Form 8-K relating to the RevenueZen transaction was filed with the Securities and Exchange Commission on January 4, 2024 and is available on the SEC's website at www.sec.gov.

About Revenue Zen

Revenuezen works with B2B brands to grow their organic and referral traffic. In addition, they provide and consult on content marketing services to help convert that traffic into paying customers. Services range from Search Engine Optimization (‘SEO’), to Linkedin marketing. The company excels at helping brands create marketing that cuts through the noise of every day efforts by less ambitious brands. Visit www.revenuezen.com to learn more.

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About Onfolio Holdings

Onfolio acquires and manages a diversified portfolio of online businesses across a broad range of verticals, each with a niche content focus and brand identity. Onfolio acquires business that meet its investment criteria, being that such businesses operate in sectors with long-term growth opportunities, have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and can be managed by our existing team or have strong management teams largely in place. The Company excels at finding acquisition opportunities where the seller has not fully optimized their business, and Onfolio's experience and skillset allows it to add increased value to these existing businesses. Visit www.onfolio.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us under the caption "Risk Factors" included in our SEC filings and other risks to which our Company is subject, and various other factors beyond the Company's control.

Investor Contact

investors@onfolio.com

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